Exhibt 99.1

                      CAPITAL ALLIANCE INCOME TRUST REPORTS
                            2006's FINANCIAL RESULTS


SAN FRANCISCO - (BUSINESS WIRE) - April 3, 2007 - Capital Alliance Income Trust Ltd. ("CAIT") (AMEX:CAA-News) a specialty lender, organized as a real estate investment trust ("REIT"), announced 2006's fourth quarter and twelve month financial results. For the three months ended December 31, 2006 CAIT reported a net loss of $1,278,169 ($(3.36) basic and diluted per share) and for the twelve months ended December 31, 2006 a net loss of $1,631,428 ($(4.28) basic and diluted per share), as compared to a net loss of $199,104 ($(0.50) basic and diluted) and a net loss of $466,703($(1.13) basic and diluted), respectively, for the like periods in 2005. Revenues were reported as $420,626 for the three months ending December 31, 2006 and $2,478,609 for the twelve month period ending December 31, 2006, as compared to $822,579 and $3,797,885 for like periods in 2005.

During 2006 CAIT's revenues contracted due to the discontinuance of CAIT's mortgage banking activities and the reduced acquisition of portfolio mortgage loans. On March 31, 2006 CAIT announced the discontinuance of its mortgage banking activities, which had focused on non-conforming residential lending. During 2006 CAIT's mortgage banking loans held for sale decreased $6,452,371 and portfolio loans held as investments decreased $2,869,306. The reduced asset base reduced interest income.

2006's fourth quarter operating results were adversely impacted by $$928,665 of non-recurring expenditures which included a $500,000 termination payment to the former manager (the former manager was terminated on December 29, 2006), approximately $120,000 in legal and accounting expenses to effect the transition to self management, a $230,000 allowance for doubtful accounts, a $55,000 real estate owned ("REO") write-down and a $23,665 provision for stock based compensation expenses to an executive of the former manager. Prospectively, the company expects that the overall administrative and management costs of operating CAIT should decline from self management.


2007 - First and Second Quarter Activity

During the first quarter of 2007 CAIT foreclosed on a $1,765,000 residential loan. This loan was reported as a mortgage note receivable at December 31, 2006. As of March 31, 2007 the $1,765,000 foreclosed loan will be reported as a REO (and held for sale). The company reserved for the anticipated foreclosure loss at December 31, 2006.

Richard Wrensen, CAIT's new President and CEO noted the increased levels of uncertainty in the collectability of non-conforming mortgage loans has caused value erosion in the secondary mortgage market. Mr. Wrensen continued to forecast rising delinquencies and continued turbulence in the market for high yielding mortgages. "The non-conforming mortgage market's lack of liquidity for overleveraged originators and investors will continue to pressure secondary market asset pricing. In the second quarter of 2007 CAIT will selectively consider acquiring closed whole loans and other REIT compliant assets that meet our investment standards." However, he added, "CAIT's new management team will continue to focuses on asset management in order to address the inherited rates of elevated delinquency in our core mortgage portfolio."

Separately, CAIT's Board of Directors announced the omission of 2007's first quarter common and preferred share dividends.


About CAIT

CAIT is a specialty lender, which invests in high yielding, mortgage loans located primarily in California. Historically, only residential loans with a combined loan-to-value of 75% or less are originated for CAIT's mortgage investment portfolio. Due to the discontinuance of CAIT's mortgage banking business, unsold mortgages with a loan-to-value greater than 75% were transferred to CAIT and are part of CAIT's core portfolio. CAIT is examining strategic changes to its existing business model and investment policies to restore profitability and enhance shareholder value

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unseen factors. As discussed in CAIT's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.


Contact: Capital Alliance Income Trust Ltd., San Francisco
         Richard J. Wrensen, President and CEO - 415-288-9595 www.caitreit.com